Exhibit 10.1

FOR IMMEDIATE RELEASE:

December 29, 2015

MMA Capital Management Announces Tax Credit Investment Joint Venture

BALTIMORE, December 29, 2015 / PRNewswire -- MMA Capital Management, LLC (NASDAQ: MMAC) (“MMA Capital” or “the Company”) today announced a series of agreements with affiliates of Bank of America Corporation (collectively, “Bank of America”) creating a joint venture for the purpose of investing in a pool of affordable housing assets to be acquired from General Electric Capital Corporation (“GECC”). Effective December 31, 2015 the joint venture will invest $211 million in a series of existing low income housing tax credit investments as part of a previously announced agreement with GECC. The Company will hold an investor call on Wednesday, December 30, 2015 at 8:30 a.m. ET to discuss the transaction.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “This new joint venture is another step in our journey as we grow the investment and asset management business of the Company. Today’s venture reestablishes our direct footprint in the affordable housing investment management business, in advance of the potential opportunity to acquire Morrison Grove Management, another tax credit asset manager, in 2019.”

The joint venture will acquire limited partnership investments, mostly through investments in multi-asset investment funds, representing interests in over 650 separate affordable housing communities in the United States. Bank of America will benefit from the majority of the tax credits remaining from the investments and will partner with the Company to benefit from the realization of any residual value resulting from the sale or refinancing of the properties over time. The Company will provide asset management services for the joint venture and will provide a limited guaranty of the expected tax credits to be generated by the portfolio for the benefit of Bank of America. In addition to sharing in the residual events of the joint venture, the Company will also benefit from a 2% annual asset management fee and a 2% upfront guaranty fee, both calculated using the $211 million initial equity investment for the joint venture.

Separately, the Company will pay approximately $9 million to acquire a portfolio of five assets, consisting of one wholly-owned limited partnership and four 99% limited partnership interests, which will not go into the joint venture. Additionally, the Company will acquire interests in financial instruments with a combined notional amount of approximately $23 million that are secured by taxable loans related to some of the properties in the acquired portfolio. The Company expects to earn a net spread of approximately 4% on its interests over the next several months as the underlying loans pay off.

Mr. Falcone continued “Coming from our recent background of managing undervalued assets for gains and our extensive experience managing tax credit investments for institutional investors, we believe that we are well positioned to effectively oversee this portfolio of investments and to maximize the residual opportunities. We believe we can create significant value for our shareholders over time from this venture.”

To further understand the transaction, please review the investor presentation published by the Company on the Company’s public website, www.mmacapitalmanagement.com/investorpresentations.

2016 Share Repurchase Authorization

As part of the Company’s ongoing plan to return capital to shareholders, the Board of Directors has authorized a 2016 share repurchase program (“2016 Plan”) for up to 600,000 shares. The 2016 Plan authorizes the continued use of a Rule 10b5-1 Plan to be administered by a third-party provider. The plan will be adopted by the Company prior to year end. The initial price limit under the 2016 Plan will be $15.55 per share, which equals the diluted common shareholders’ equity per share as of September 30, 2015, as was reported in our most recent quarterly filing. All prior plans have either been exhausted or will expire as of December 31, 2015.

Conference Call Information

The Company plans to host a conference call on Wednesday, December 30, 2015 at 8:30 a.m. ET to provide a business update and review the transaction with shareholders. The conference call with investors will be webcast. All interested parties are welcome to join the live webcast, which can be accessed through the Company’s web site at www.mmacapitalmanagement.com, under Investor Relations. Participants may also join the conference call by dialing toll free 1-888-346-6987 or 1-412-902-4268 for international participants and 1-866-605-3851 for Canadian participants.

An archived replay of the event will be available one hour after the event through 8:30 a.m. on January 12, 2016, toll free at 1-877-344-7529, or 1-412-317-0088 for international participants and 1-855-669-9658 for Canadian participants (Passcode: 10078269).

Source: MMA Capital Management, LLC

Contact: Brooks Martin, Investor Relations, (855) 650-6932

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MMA CAPITAL MANAGEMENT: INTEGRITY. INNOVATION. SERVICE.

www.mmacapitalmanagement.com